United States Marine Corps Awards AeroVironment $19.3 Million BATMAV Contract for Wasp III Micro Unmanned Aircraft Systems

MONROVIA, Calif., Nov. 20, 2007– AeroVironment, Inc. (AV) (NASDAQ: AVAV), a leader in unmanned aircraft systems and efficient electric energy systems, today announced that the U.S. Marine Corps has ordered $19.3 million in BATMAV (Battlefield Air Targeting Micro Air Vehicle) systems, each consisting of two Wasp III micro air vehicles, AV’s Advanced Battery Charger, spares and support services.  The order followed a successful Marine Corps evaluation of Wasp systems provided by the Defense Advanced Research Projects Agency, or DARPA.

The Marine Corps will procure the BATMAV systems through the Air Force BATMAV contract, which was awarded to AV in December 2006 and provides a means for other U.S. armed services to procure these systems.  The Marine Corps plans to issue Wasp III systems to the battalion for deployment at the platoon level, representing a basis of issue that is lower in the force structure than that of AV’s Raven small unmanned aircraft system.

“The small size and light weight of Wasp make it ideally suited for deployment directly to platoons, where flexibility, portability and reliability are critically important.  We have been evaluating Wasp for some time, and believe that it offers a unique new capability to support our Marines’ missions around the world,” said U.S. Marine Corps Major James Roudebush, Tier I UAV Program Manager, PMA-263.  “These Wasp systems, like the Ravens and Dragon Eyes, help our teams operate more successfully and ultimately help protect their lives.”

“The planned deployment of Wasp to the platoon level reflects its value to the warfighter,” said John Grabowsky, executive vice president and general manager, AV Unmanned Aircraft Systems.  “Just as our Raven has become the small UAS solution in support of programs for the Army, Marines, Special Operations and Air Force, we believe Wasp III to be the emerging micro UAS solution.”

The U.S. Air Force selected Wasp III as the micro UAS for its BATMAV program. With a wingspan of 29 inches and weighing only one pound, the Wasp III carries one infrared and two color cameras that transmit streaming video directly to the hand-held ground controller for display on an integrated monitor. Wasp III is the first micro air vehicle to be adopted by the U.S. armed forces in support of a program of record. Its portability and reliability are being demonstrated through continuing evaluation in forward locations.

About AeroVironment, Inc. (AV)
Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  The company's small UAS are used extensively by agencies of the U.S. Department of Defense and increasingly by allied military services to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance, and target acquisition.  AV’s PosiCharge® fast charge systems eliminate battery changing for electric industrial vehicles in factories, airports, and distribution centers.  More information about AV is available at www.avinc.com.

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Contact:
AeroVironment, Inc.
Steven Gitlin
+1 (626) 357-9983
pr@avinc.com

Mark Boyer
For AeroVironment, Inc.
+1 (310) 455-7812
mark@boyersyn.com